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Exhibit 99. (a)(10)

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                    FLAG INVESTORS COMMUNICATIONS FUND, INC.

         Flag Investors Communications Fund, Inc., a Maryland company having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         SECOND: The Corporation's Board of Directors, in accordance with
Section 2-408(c) of the General Corporation Law of the State of Maryland, by adoption by the unanimous affirmative vote of the Board of Directors at a duly constituted meeting, has adopted resolutions to increase the number of shares of capital stock, which the Corporation has the authority to issue, to one hundred thirty seven million (137,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of one hundred thirty-seven thousand dollars ($137,000.00), of which seventy five million (75,000,000) shares are designated "Flag Investors Communications Fund Class A Shares", thirty million (30,000,000) shares are designated "Flag Investors Communications Fund Class B Shares", fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Class C Shares", fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Institutional Shares", and the balance of which are unclassified.

         THIRD: Immediately before the increase in the number of authorized shares pursuant to these Articles Supplementary, the Corporation was authorized to issue one hundred twenty seven million (127,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of one hundred twenty-seven thousand dollars ($127,000.00), of which seventy five million (75,000,000) shares were designated "Flag Investors Communications Fund Class A Shares", twenty million (20,000,000) shares were designated "Flag Investors Communications Fund Class B Shares", fifteen million (15,000,000) shares were designated "Flag Investors Communications Fund Class C Shares", fifteen million (15,000,000) shares

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were designated "Flag Investors Communications Fund Institutional Shares", and
the balance of which were unclassified.

         FOURTH: The foregoing amendments to the Articles of Incorporation are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

         FIFTH: These Articles Supplementary shall be effective as of the later of the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary of record or July 27, 2001.

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         IN WITNESS WHEREOF, Flag Investors Communications Fund, Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

                          Flag Investors Communications Fund, Inc.

                          By: /s/ Richard T. Hale
                             -------------------
                                 Richard T. Hale
                                       President

                          Date: July 21, 2001

[SEAL]

Attest:


/s/Amy M. Olmert
----------------
Amy M. Olmert
Secretary

Date: July 21, 2001